EXHIBIT 99.1

Imprimis Pharmaceuticals Announces $15 Million Term Loan Agreement

with Life Sciences Alternative Funding LLC

Funds to be used to accelerate the expansion and growth of the company’s proprietary ophthalmology and urology businesses

San Diego, CA – May 12, 2015 — Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY), a pharmaceutical company focused on the development and commercialization of proprietary compounded drug formulations, today announced it has entered into a loan agreement with IMMY Funding LLC, an affiliate of Life Sciences Alternative Funding LLC (LSAF), a leading provider of debt capital to fund growth for commercial-stage life sciences companies. The agreement provides Imprimis with up to $15 million of available borrowing capacity.

Under the terms of the agreement, LSAF, through its affiliate, provided Imprimis with $10 million on the initial closing date of May 11, 2015. Up to an additional $5 million will be available to Imprimis, at its option, on or before May 11, 2016, subject to Imprimis achieving certain revenue milestones within 12 months of the initial closing date. The agreement has an initial term of up to five years and bears interest at 12.5% per annum with monthly interest-only payments for the first three years. The interest-only period may be reduced to twenty months if Imprimis fails to achieve certain minimum revenue or cash balance requirements. Imprimis intends to use the proceeds from the loan for working capital and general corporate purposes.

“We are pleased to have LSAF as our strategic financing partner. This funding will provide us with capital to execute on our business strategy, move towards profitability and continue to grow value for our stockholders,” stated Mark L. Baum, CEO of Imprimis. “We chose LSAF not only because of its ability to provide a debt financing structure that we believe is attractive and suited for our needs, but also because we respect and admire its extensive healthcare experience, thorough understanding of our business and strong belief in our long-term growth potential.”

Steve DeNelsky, President of Life Science Alternative Funding, added, “We are impressed with Imprimis’ progress to date and this funding should help accelerate the expansion of its growing ophthalmology business and bolster the commercialization efforts of its newly-launched urology franchise. The rapid adoption of Dropless Therapy since it was launched a year ago is impressive and we believe Imprimis is well-positioned to accelerate growth in both their ophthalmology and urology platforms. We have high regards for the Imprimis team and believe in their ability to achieve their vision of delivering high quality and innovative medicines to physicians and patients at affordable prices. The funding of Imprimis further highlights LSAF’s continued focus of providing non-dilutive capital to rapidly growing commercial-stage companies in the life sciences sector.”

ABOUT LIFE SCIENCES ALTERNATIVE FUNDING

LSAF provides long-term, non-dilutive debt capital exclusively to fund the growth of commercial-stage life sciences companies. Over the last three years, LSAF’s principals, Rich Gumer and Steve DeNelsky, have been involved in over $200 million of structured debt financings for life science companies, and LSAF has closed $100 million of debt commitments since inception in mid-2013. LSAF is majority-owned by affiliates of the Perella Weinberg Partners Asset Based Value Strategy, which manages more than $1.8 billion in equity capital. For more information, please visit www.lsafunding.com/.

ABOUT IMPRIMIS PHARMACEUTICALS

San Diego-based Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) is a pharmaceutical company dedicated to delivering high quality and innovative medicines to physicians and patients at accessible prices. Imprimis’ business is focused on its proprietary ophthalmology and urology drug formulations. The company’s pioneering ophthalmology formulation portfolio is disrupting the multi-billion dollar eye drop market, addressing patient compliance issues and providing other medical and economic benefits to patients. Imprimis recently launched its urology business, which includes a patented formulation to address patients suffering from interstitial cystitis. For more information about Imprimis, please visit the company’s corporate website at www.ImprimisPharma.com; ophthalmology business websites at www.GoDropless.com and www.LessDrops.com; and urology business website at www.DefeatIC.com.

SAFE HARBOR

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered forward-looking statements, including statements regarding Imprimis’ potential opportunity to obtain additional proceeds under the loan agreement, Imprimis’ intended use of the loan proceeds and Imprimis’ expectations regarding its ability to execute on its business strategy, move towards profitability and grow value for its stockholders. Forward-looking statements are based on management’s current views, assumptions and expectations and are subject to risks and uncertainties that may cause results to differ materially and adversely from the forward-looking statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, risks and uncertainties related to Imprimis’ ability to make commercially available its compounded formulations and technologies in a timely manner or at all; physician interest in prescribing its newly launched urology formulations and its other proprietary formulations; the success of its compounding pharmacy operations; the success of its strategic alliances and partnerships, including arrangements with investors and with pharmacies, physicians and healthcare organizations for the development and distribution of its formulations; its ability to obtain intellectual property protection for its assets; its ability to accurately estimate its expenses and cash burn and raise additional funds when necessary; its ability to achieve profitability; the success of its research and development activities; the projected size of the potential market for its technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. These and additional risks and uncertainties are more fully described in Imprimis’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Imprimis undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

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Investor Contact

Bonnie Ortega

bortega@imprimispharma.com

858.704.4587